EXHIBIT (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Financial Highlights”, and “Independent Auditors” and to the use of our report dated February 20, 2004 in the Registration Statement (Form N-1A) of Driehaus Mutual Funds (comprised of Driehaus International Discovery Fund and Driehaus Emerging Markets Growth Fund) and its incorporation by reference in the prospectus of Driehaus Mutual Funds, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933 (File No. 333-05265) and in this Amendment No. 17 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-07655).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
April 23, 2004